Exhibit 99.1

NextMart, Inc. – Final Agreement Executed for Oilfield Services Company

HOLYOKE, MA (ACCESS WIRE) March 3, 2022 – NextMart, Inc. (the “Company” or “NXMR” - Pink Sheets Alternative Reporting Pink: NXMR) – NXMR would like to announce that it has finalized and executed the Asset Purchase Agreement (the “Agreement”) to acquire all of the assets and book of oilfield business from Defender Contracting, LLC, located in Monahans, Texas (“Defender”).

Pursuant to the terms of the final Agreement, the Company purchased all the operational assets of Defender which includes ten oilfield semi-trucks with trailers and related equipment, Defender's book of oilfield business, and retained all of Defender's work force. As previously announced, these assets have been placed into the Company's main oilfield service operational entity, Emco Oilfield Services, LLC ("Emco") of which NXMR acquired control in January 2022.

William Bouyea (CEO of the Company), states…" It exciting to close the transaction with regards to the acquisition of Defenders assets. Since we first announced this asset acquisition, we have brought on Defender’s founder Mark McKenzie to operate NXMR’s oilfield services division. Additionally, I have been working closely with Mark and the Company’s expanding Permian-based network of associates in identifying additional acquisitions opportunities to expand our operational footprint in the Permian Basin. Based on initial meetings with acquisition targets, we are seeing that the timing is perfect to acquire companies at attractive prices as the industry’s recovery gains momentum. With Mark as Emco’s new President, we are impressed with his keen knowledge, good relationships with many of Emco’s customers to facilitate a smooth transition to Emco’s new management, as well as his vast contacts with principles of acquisition targets within the Permian Basin. There is no question that Emco is in good hands with Mark. We all can expect Emco to expand by acquisition, both horizontally as well as vertically, at a healthy clip over the coming months.”

You can view Defender’s current web site at: www.DefenderContracting.com

Please review Emco’s web site at: https://emcooilfield.com/

Forward Looking Statement

Certain statements that we make may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. The statements contained herein may contain certain forward-looking statements relating to NXMR that are based on the beliefs of NXMR’s management as well as assumptions made by and information currently available to NXMR’s management. These forward-looking statements are, by their nature, subject to significant risks and uncertainties. These forward-looking statements include, without limitation, statements relating to the NXMR’s business prospects, future developments, trends and conditions in the industry and geographical markets in which NXMR operates, its strategies, plans, objectives and goals, its ability to control costs, statements relating to prices, volumes, operations, margins, overall market trends, risk management and exchange rates.

ABOUT US

NextMart, Inc., a Delaware Corporation, is a public quoted Pink Sheet issuer under the ticker symbol “NXMR”. Currently, NXMR currently is a shell company with a new management team with plans to become a current alternative reporting issuer with OTC Markets. The Company is currently looking for an appropriate business acquisition.

CONTACT:

98 Lower Westfield Road

Holyoke, MA 01140

Phone: (602) 499-6992

Emco Oilfield Services, LLC Web Site: https://emcooilfield.com/

Twitter: @CorporationNxmr

Company Email: info@nextmarkcorporation.com

Contact: William Bouyea, CEO